Exhibit 99.1

Ocean Power Technologies Acquires Marine Advanced Robotics

OPT Expands Offshore Intelligence Capabilities Through Addition of Autonomous USV Services

MONROE TOWNSHIP, N.J., November 16, 2021 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or the “Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced the Company closed on an acquisition of Marine Advanced Robotics, Inc. (“MAR”), a Richmond (San Francisco Bay Area), California-based developer and manufacturer of autonomous surface vehicles (ASVs). This acquisition immediately provides OPT with an established, innovative offshore product line that features roaming capability and highly complements the OPT business strategy.

Marine Advanced Robotics, Inc. Overview

Founded in 2004, MAR is the developer of Wave Adaptive Modular Vessel (WAM-V®) technology, which enables roaming capabilities for uncrewed equipment in waters around the world. MAR launched the first WAM-V in 2007 as a new vessel class with a mission to manufacture and deliver to customers the most reliable and robust ASVs available on the market. The WAM-V has a flexible structure that adapts and conforms to the water’s surface for an exceptionally smooth and level platform. In addition, inflatable pontoons help absorb motion and force, while hinged engine pods keep propellers in the water and further improve vehicle stability and controllability.

MAR has used WAM-V technology to build surface vessels ranging from eight feet (2.4 meters) to 100 feet (30 meters) for deployments worldwide. MAR currently offers three models of this exceptionally maneuverable and stable vessel with numerous applications across different industry sectors – the ultra-portable 8-foot WAM-V 8, the 16-foot WAM-V 16, and the more powerful 23-foot WAM-V 22.

Terms of the Deal

●	$11.0 million paid at closing, consisting of $4.0 million in cash and $7.0 million in OPT common stock (3,330,162 shares).
●	Additional earn-out opportunity for MAR based on revenue performance over the next two years
●	The MAR management team and employees have joined OPT.
●	Marine Advanced Robotics, Inc. continues to operate under its current brand name as a wholly owned subsidiary of OPT.

Management Commentary

Philipp Stratmann, OPT President, and CEO - “The acquisition of Marine Advanced Robotics is a continuation of OPT’s long-term growth strategy to expand our market value proposition, specifically in the growing Maritime Domain Awareness sector. We are excited to add MAR’s roaming products to our state-of-the-art stationary products. We believe that our collective product and solutions portfolio will allow OPT to deliver real-time data to a wide variety of market opportunities. With its experienced MAR team joining our team, OPT is well-positioned to bring added value to potential customers while expanding our reach into new markets and building revenue.”

Mark Gundersen, MAR President and CEO - “We believe that our ultra-light vessel technology aligns extremely well with OPT’s offshore power and data solutions and engineering services. With over 70 WAM-Vs in 10 countries, we are changing the way humans go to sea. Together I am confident that we can accelerate the growth of our WAM-V platform in defense and commercial markets.”

About Marine Advanced Robotics

Marine Advanced Robotics (MAR) is a wholly owned subsidiary of Ocean Power Technologies. Marine Advanced Robotics designs and builds Wave Adaptive Modular Vessels (WAM-Vs) with unique features that make them well-suited for marine surveys, remote observation, maritime domain awareness, oceanography, maritime security, and disaster response. MAR is based in Richmond, California (San Francisco Bay area). To learn more, visit www.wam-v.com.

About Ocean Power Technologies

OPT is a provider of ocean energy and intelligent data services. OPT provides these services through its innovative low-carbon distributed and autonomous ocean power and data solutions, combined with its offshore engineering and design services. ‘OPT’s PowerBuoy® platforms offer persistent, reliable, and economical power and communications for remote surface and subsea applications for markets such as offshore energy, defense and security, science and research, and communications. OPT is headquartered in Monroe Township, New Jersey. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com